Exhibit 10.116

AGREEMENT OF PURCHASE AND SALE

between

80 SOUTH EIGHTH, L.L.C., a Delaware limited liability company,

as SELLER,

and

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation as BUYER

Dated: June 29, 2006

AGREEMENT OF PURCHASE AND SALE

This Agreement, dated as of June 29, 2006, is between 80 South Eighth, L.L.C., a Delaware limited liability company (“Seller”), and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1                                   Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a)                                  Real Property. The land and vertical space legally described in Exhibit A attached hereto and made a part hereof located in the City of Minneapolis, State of Minnesota, together with (1) all improvements located thereon or therein (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereto, including all development and air rights, and (3) all of Seller’s interest in all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such land (all of the foregoing being hereinafter collectively referred to as the “Real Property”). For purposes of greater clarity, Seller and Buyer acknowledge that: (i) the Real Property constitutes a portion of the mixed-use project commonly known as “IDS Center,” including certain office and retail space, the Crystal Court, and a portion of the parking garage; and (ii) the Property does not include the portion of IDS Center currently operated as the Marquette Hotel (the “Hotel Portion”) by Eighth Street Hotel Corporation, which owns the Hotel Portion (the “Hotel Owner”), all as more fully described and delineated in the Amended and Restated Agreement of Easements and Covenants dated December 31, 2002 (the “REA”) between Seller’s Predecessor and the Hotel Owner;

(b)                                  Leases. All of the landlord’s interest in and to all of the Leases (as defined in Section 2.1(b) below) of the Real Property, including Leases entered into after the date of this Agreement as permitted by this Agreement;

(c)                                  Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from, and not considered part of, the Tangible Personal Property (I) any items of personal property owned by tenants of the Property, (2) any items of personal property listed in Schedule 1 attached hereto and made a part hereof, (3) any items of personal property owned by third parties and leased to Seller listed on Exhibit H, and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property; and

(d)                                 Intangible Personal Property. To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements (including Seller’s right to use the name “IDS Center”); any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any Service Contracts (as defined in Section 2.l(b) below) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 8.3(a)(3) below); and any governmental permits, approvals and licenses (including any pending applications) (collectively, the “Intangible Personal Property”).

Section 1.2                                   Purchase Price.

(a)                                  The purchase price of the Property is Two Hundred Eighty Seven Million Five Hundred Thousand Dollars ($287,500,000.00) (the “Purchase Price”).

(b)                                  The Purchase Price shall be paid as follows:

(1)                                 Within one (1) business day after the Effective Date, Buyer shall deposit in escrow, in the form of Exhibit H attached hereto, with Chicago Title Insurance Company Attn: Nancy Castro (the “Title Company”) cash or other immediately available funds in the amount of One Million Dollars ($1,000,000.00), which sum shall be increased to Four Million Five Hundred Thousand Dollars ($4,500,000.00) within one (1) business day after the expiration of the Contingency Period, provided this Agreement has not been terminated prior to the end of the Contingency Period (the “Deposit”). In the event Buyer waives or is deemed to have waived Buyer’s right to terminate this Agreement pursuant to Section 2.2 below, the entire Deposit shall be non-refundable to Buyer for any reason whatsoever except as otherwise expressly provided herein.

The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(2) below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW, OR (2) ENFORCE SPECIFIC PERFORMANCE OF SELLER’S OBLIGATION TO EXECUTE THE DOCUMENTS REQUIRED TO CONVEY THE PROPERTY TO BUYER, IT BEING UNDERSTOOD AND AGREED THAT THE REMEDY OF SPECIFIC PERFORMANCE SHALL NOT BE AVAILABLE TO ENFORCE ANY OTHER OBLIGATION OF SELLER HEREUNDER (PROVIDED, HOWEVER, THAT BUYER MAY IN SUCH EVENT DEDUCT FROM THE PURCHASE PRICE ANY AMOUNTS TO BE CREDITED OR PAID BY SELLER UNDER THE TERMS OF THIS AGREEMENT AT CLOSING, SUCH AS PRORATIONS AND SIMILAR ITEMS AND PAYMENTS UNDER

ARTICLE VIII, BUT NOT ANY CLAIMS RESULTING FROM SELLER’S DEFAULT HEREUNDER). BUYER EXPRESSLY WAIVES ITS RIGHTS TO SEEK DAMAGES IN THE EVENT OF SELLER’S DEFAULT HEREUNDER PRIOR TO CLOSING. BUYER SHALL BE DEEMED TO HAVE ELECTED TO TERMINATE THIS AGREEMENT AND RECEIVE BACK THE DEPOSIT IF BUYER FAILS TO FILE SUIT FOR SPECIFIC PERFORMANCE AGAINST SELLER IN A COURT HAVING JURISDICTION IN THE COUNTY AND STATE IN WHICH THE PROPERTY IS LOCATED, ON OR BEFORE NINETY (90) DAYS FOLLOWING THE DATE UPON WHICH CLOSING WAS TO HAVE OCCURRED. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.

INITIALS:	SELLER	BUYER

(2)                                 Assumption by Buyer or Buyer’s assignee of Seller’s existing first priority mortgage loan in the current principal balance of $161,000,000.00, an interest rate of five percent (5%) per annum maturing on January 1, 2010 and providing for interest only payments of $670,833.33 monthly plus required impounds, if any (the “First Mortgage Loan”).

(3)                                 The balance of the Purchase Price (not in excess of $126,500,000.00) (plus or minus the prorations and Closing Costs pursuant to Section 8.5 hereof) shall be paid to Seller through an escrow with the Title Company, in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1                                   Buyer’s Conditions Precedent.

On or before the fifth (5th) business day after the Effective Date Seller, subject to Section 3(c), shall deliver to Buyer the Due Diligence Materials described on Schedule 2.1 (delivery electronically or pursuant to an election posting, which Purchaser can access shall satisfy such requirement), including copies of the Leases (including all amendments thereto) the documents evidencing and securing the First Mortgage Loan (the “First Mortgage Documents”) shall make available for inspection and copying all other documents relevant to Buyer’s due diligence. Seller shall provide Buyer with copies of any material notices or other material information received from or sent to any tenant during the Contingency Period, under any of the Leases and any leases subsequently entered into by Seller during the Contingency Period and subject to Section 2.1(c) provide access to Buyer and its agents, employees and contractors, upon reasonable prior notice and during normal business hours, to review all other files and records relating to the Property and the operation, use, leasing and condition thereof which are in Seller possession either at the office of the property manager at the Property or at Seller’s office. To Seller’s knowledge, all material information in Seller’s possession relating to the Property and its use, condition, leasing and operation shall be made available to Buyer in such files and records. Seller shall make a copier available for copying any such files and records at such location by Buyer.

Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller will make available for review and copying to Buyer, at Seller’s offices or at the Property, all Due Diligence Materials (as defined in this Section 2.1) in Seller’s possession or reasonably accessible to Seller, other than those described on Schedule 2.1, which shall be delivered to Buyer, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, financial projections, budgets, attorney-client privileged materials, structural or physical inspection reports, (v) internal appraisals, or annual appraisals prepared by Mardell Partners for internal review, (vi) accounting records, income tax returns and tax records (provided Seller shall cooperate as reasonably required in an audit of the Building, to be performed by KPMG, provided Seller’s warranty obligations or any other obligations hereunder shall not increase as a result thereof), and (vii) any information which is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii) and (iv) being collectively referred to as the “Confidential Information”). The “Delivery

Period” shall mean the period which ends on the fifth (5th) business day after the Effective Date (as defined in Section 9.14 below). Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof:

(a)                                  Title to the Property and survey matters in accordance with Article IV below.

(b)                                  The Due Diligence Materials, including, but not limited to, the tenant leases, any guaranties thereof and any other occupancy agreements, and all amendments and modifications thereof (collectively, the “Leases”) affecting the Property, the other materials listed on Schedule 2.1 attached hereto, and of all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements listed on Exhibit H, equipment leases listed on Exhibit H and all warranties pertaining to the Property (collectively, the “Service Contracts”). The term “Leases” shall include, without limitation, the existing lease agreement with Broadcast Services, Inc. dated January 1, 2003 pertaining to the leasing of the rooftop area for antennas (the “Rooftop Lease”) and the existing lease with Central Parking System, Inc. dated January 1, 2004 pertaining to the leasing of the parking facilities (the “Parking Lease”), but excluding the Confidential Information.

(c)                                  Buyer understands and agrees that any on-site inspections or testing of the Property shall be conducted upon at least twenty-four (24) hours’ prior oral or written notice to Seller and in the presence of Seller or its representative. Any such inspections and testing shall be performed by companies selected by Buyer and approved by Seller, which approval shall not be unreasonably withheld or delayed and provided further that no intrusive testing, boring, removal of soil samples or removal of core samples shall be done without the prior written approval of Seller, in its sole and absolute discretion and in accordance with Section 9.3. Buyer and/or its agents shall not contact any tenant at the Property, by any means of communication, without first notifying Seller of its intention to do so and providing Seller or its representatives with a reasonable opportunity to be present on any such phone call or communication at a time and location mutually and reasonably agreed upon by all parties. Buyer agrees to repair any damage to the Property caused by Buyer and/or its agents and to indemnify Seller against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection or testing of the Property by Buyer or its consultants or agents, and notwithstanding anything to the contrary in this Agreement, such obligation to repair and to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. Buyer shall maintain and shall ensure that Buyer’s consultants maintain public liability and property damage insurance in the amount of One Million Dollars ($1,000,000) and in form and substance adequate to insure against all liability of Buyer and its consultants, respectively, and each of its agents, employees or contractors, arising out of the inspections or testing. All inspections and testing shall occur at reasonable times agreed upon by Seller and Buyer and shall be conducted so as not to interfere unreasonably with use of the Property by Seller or its tenants.

(d)                                  The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

(e)                                  The tenant correspondence files, operating statements and books and records pertaining to the operation of the Property in each case for each of the three (3) most recent years during which the Property has been owned by Seller and for the current year (to the extent available), current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(f)                                    Any other matters Buyer deems relevant to the Property.

Section 2.2                                   Contingency Period.

Buyer shall have until 5:00 p.m. (Central time) on July 25, 2006 (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(f) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). If Buyer disapproves of any such matters or the Property or for any reason or no reason whatsoever, then Buyer may terminate this Agreement by notifying Seller thereof in writing before the end of the Contingency Period. In the event Buyer fails to provide Seller with notice of termination prior to the expiration of the Contingency Period, Buyer shall be deemed to have approved all of the matters described in Sections 2.l(a)-(f) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts and other contracts, agreements, Leases, reports and other items and materials related to the Property prepared by or on behalf of Seller (collectively, the “Due Diligence Materials”), and the entire Deposit shall become nonrefundable except as expressly provided herein.

If Buyer gives such notice of termination within the Contingency Period, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below, and the Earnest Money shall be returned to Buyer, less One Hundred Dollars ($100.00), which shall be paid to Seller as consideration for Buyer’s right to inspect the Property. Time is of the essence with respect to the provisions of this Section 2.2. If Buyer fails to give Seller a notice of termination prior to the expiration of the Contingency Period, Buyer shall no longer have any right to terminate this Agreement under this Section 2.2 and shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

Section 2.3                                   Copies of Reports.

In the event that Buyer terminates this Agreement pursuant to Section 2.2 or the transaction is not consummated other than as a result of Seller’s Default, Buyer shall furnish to Seller copies of any reports received by Buyer in connection with any inspection for Hazardous Materials and copies of any other reports received by Buyer relating to any other inspections of the Property conducted on Buyer’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable).

ARTICLE III

BUYER’S EXAMINATION

Section 3.1                                   Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 2 attached hereto and made a part hereof (the “Disclosure Items”), matters contained in the Due Diligence Materials, and any matters of public record where the Property is located, Seller hereby makes the following representations and warranties with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

(a)                                  Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b)                                  Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c)                                  This Agreement (i) has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) does not, and such other documents will not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or, to the best of Seller’s knowledge, the Property is subject, provided the consent of the holder of the First Mortgage Loan is required for Seller to perform this Agreement.

(d)                                  The only Leases (including any modifications or amendments thereof) in force for the Property are set forth in a tenant list attached hereto as Exhibit B and made a part hereof and to the best of Seller’s knowledge Seller has received no written notice of any default by Seller with respect to such Leases which has not been cured. Seller has delivered or will promptly deliver to Buyer true and complete copies of each Lease. Except as provided in Schedule 2, the tenants under such leases have leased premises, and are in occupancy thereof and have commenced paying rent. To Seller’s knowledge, there is no material default by the tenant or landlord under any Lease. It is anticipated that Exhibit B shall be updated at Closing to reflect interim changes in the ordinary course of business.

(e)                                  The only Service Contracts that will be in effect for the Property at Closing are set forth in a list of Service Contracts attached hereto as Exhibit H and made a part hereof. Seller has delivered or will promptly deliver to Buyer true and complete copies of each Service Contract. To Seller’s knowledge, there is no material default under any Service Contract by any party thereto. It is anticipated that Exhibit H shall be updated at Closing to reflect interim changes in the ordinary course of business.

(f)                                    Seller has not been served or received notice of any litigation or governmental proceeding (including, but not limited to any condemnation proceeding) and, to the best of Seller’s knowledge, no litigation or governmental proceeding is threatened with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage.

(g)                                 Seller does not know of any and has not received any written notice from any governmental authority of any violation of any law, code, regulation, statute, ordinance, condition, or restriction of record applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.7(a)(2) below) that has not been corrected.

(h)                                 Seller has no employees.

(i)                                    Seller has been duly organized, is validly existing, and is in good standing in the state of Minnesota, and has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement, except the consent of the holder of the First Mortgage Loan is required for Seller to perform this Agreement to the limited extent, if any, specifically and expressly set forth in this Agreement.

(j)                                    Seller has delivered or will promptly deliver to Buyer a true and complete copy of the REA and, to Seller’s knowledge, there is no material default by any party thereto or any existing material disputes with respect thereto that Seller has been notified of in writing.

(k)                                Seller has received no notice from any federal, state, county or municipal authority as to the existence of any Hazardous Materials (as defined in Section 3.7(a)(2) below) at the Property or as to any other environmental problem or hazardous materials issues in any way related to the Property. Except as disclosed in the Due Diligence Information, Seller has no direct knowledge of the presence or release of Hazardous Materials on or from the Property during the time of Seller’s ownership thereof.

(l)                                    No party, entity or person has a right of first refusal, right of first offer or option to purchase the Property or any portion thereof.

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.4 below.

Section 3.2                                   No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items, or otherwise, or by written notice, or is otherwise discovered by Buyer before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate or from interviews with tenants, property managers or any other person. If Buyer first obtains knowledge of any material Exception Matter after the close of the Contingency Period and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials or the Disclosure Items, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) five (5) days following Buyer’s discovery of such Exception Matter or (b) the Closing, which ever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter or Disclosure Item, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter. Buyer’s failure to give notice within five (5) days after it has obtained knowledge of a material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement, neither party shall have any further rights nor obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below).

Section 3.3                                   No Reliance on Documents.

Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby other than that Seller has not knowingly delivered any of the foregoing which it actually knows to be false or misleading. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

Section 3.4                                   Survival of Seller’s Representations and Warranties of Sale.

The representations and warranties of Seller contained herein or in any Other Documents shall survive for a period of nine (9) months after the Closing during which time Seller shall maintain a minimum net worth of $2,500,000.00. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such six (6) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.5                                   Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Charles Beaver and Paul C. Heinen, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.8 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. The knowledge of James Durda shall not be imputed to Seller. Seller further represents that Mr. Beaver, Mr. Durda and Mr. Heinen are the three individuals most knowledgeable concerning the subject matter to which such knowledge qualifiers apply. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.6                                   Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a)                                  This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b)                                  Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c)                                  Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed. If required to do so, on or before Closing, Buyer or its assignee permitted hereby will be qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d)                                  Buyer is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as

amended (“ERISA”). Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of ERISA, or of Section 4975(e)(l) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller. MB Minneapolis (as hereinafter defined) is directly or indirectly controlled by Inland American Real Estate Trust, Inc.

(e)                                  Other than the Broker (as defined in Section 6.1 below), Buyer has had no contact with any broker or finder with respect to the Property.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing.

Section 3.7                                   Buyer’s Independent Investigation.

(a)                                  By Buyer electing to proceed (and not terminating the Agreement) under Section 2.2 (or under Section 4.1 with respect to matters of title and survey, taxes, assessments and easements), Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1)                                 All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2)                                 The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos-containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, mold, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state or local laws (collectively, “Environmental Laws”). Buyer acknowledges that the Property contains asbestos and/or asbestos containing materials, and is only partially sprinklered and, without intending to limit any other exceptions, disclosures or limitations set forth in this Agreement, Buyer fully accepts such conditions.

(3)                                 Any easements and/or access rights affecting the Property.

(4)                                 The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent and the economic viability of the tenants.

(5)                                 The Service Contracts and any other documents or agreements of significance affecting the Property.

(6)                                 All other matters of material significance affecting the Property, including, but not limited to, the financial condition of the Property, as set forth in the Due Diligence Materials or otherwise.

(b)                                  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DISCLOSURE DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE

EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL REPORT OR OTHER REPORTS WITH RESPECT TO THE PROPERTY DELIVERED BY SELLER TO BUYER OR PREPARED FOR SELLER. UPON CLOSING, EXCEPT TO THE EXTENT SUCH MATTERS ARE THE SUBJECT OF THE EXPRESS REPRESENTATIONS OR WARRANTIES OF SELLER AS SET FORTH IN THIS AGREEMENT, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, EXCEPT AS OTHERWISE PROVIDED HEREIN SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, SEISMIC ASPECTS OF THE PROPERTY, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, FIRE SAFETY, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS ON THE REAL PROPERTY AND WITHIN EACH TENANT SPACE THEREIN, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF ASBESTOS AND OTHER HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE

PROPERTY, (X) THE LEASES, SERVICE CONTRACTS, OR OTHER DOCUMENTS OR AGREEMENTS AFFECTING THE PROPERTY, OR ANY INFORMATION CONTAINED IN ANY RENT ROLL FURNISHED TO BUYER FOR THE PROPERTY, (XI) THE VALUE, ECONOMICS OF THE OPERATION OR INCOME POTENTIAL OF THE PROPERTY, OR (X) ANY OTHER FACT OR CONDITION WHICH MAY AFFECT THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE PHYSICAL CONDITION, VALUE, ECONOMICS OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY. IN ADDITION, SELLER SHALL HAVE NO LEGAL OBLIGATION TO APPRISE BUYER REGARDING ANY EVENT OR OTHER MATTER INVOLVING THE PROPERTY WHICH OCCURS AFTER THE EFFECTIVE DATE OR TO OTHERWISE UPDATE THE DUE DILIGENCE ITEMS, UNLESS AND UNTIL AN EVENT OR OTHER MATTER OCCURS WHICH WOULD CAUSE SELLER TO BE UNABLE TO REMAKE ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED IN THIS AGREEMENT. BUYER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF BUYER, SUBJECT TO ANY BREACH OF AN EXPRESS REPRESENTATION OR WARRANTY AND ACCOMPANYING LIABILITY ON THE PART OF SELLER.

Section 3.8                                   Release.

Without limiting the above, and subject to the representations and warranties of Seller contained in Section 3.1 hereof, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.

Section 3.9                                   Survival.

The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.

ARTICLE IV

TITLE

Section 4.1                                   Conditions of Title.

(a)                                  Within two (2) business days after the Effective Date, Seller will deliver to Buyer a copy of Seller’s most recent title commitment, Within ten (10) days after the Effective Date, Seller will deliver to Buyer a title commitment (the “Title Commitment”) from the Title Company and copies of all underlying documents relating to title exceptions referred to therein (which may be delivered electronically or made available to Buyer electronically). Within two (2) business days after the Effective Date, Seller will deliver to Buyer a copy of that certain As-Built Survey: IDS Center/Marquette Hotel dated December 10, 2004 (the “Existing Survey”) prepared by C. E. Coulter & Associates. Seller has ordered from the surveyor that prepared the Existing Survey an ALTA/ACSM Survey of the Real Property (the “Survey”). The Survey shall be a current ALTA/ACSM survey prepared in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys established and adopted by ALTA and NSPS in 2005 and complying with Table A requirements 1, 2, 3, 4, 6 (setback restrictions only), 7(a), 7(b)(l), 7(c), 8, 9, 10, 11(a), 13, 14 and 18. Seller shall provide Buyer a copy of the Survey promptly upon receipt. The Survey shall be certified to the Title Company, Buyer, Buyer’s Lender and Seller and shall otherwise be sufficient to ensure that the Title Company may issue the Title Policy without any standard survey exception. Buyer and Seller shall share the cost of the Survey equally.

(b)                                  No later than ten (10) business days after the delivery of the Title Commitment, all of the underlying documents referenced therein and the Survey (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the Title Commitment and the Existing Survey (collectively, “Objections”). All Objections (whether to the Title Commitment, the Existing Survey, or a Title Commitment Update) must be made in good faith and be reasonable given the context of the size, scope and nature of the transaction contemplated by this Agreement. Upon Buyer’s receipt of the Survey, and/or in the event the Title Company amends or updates the Title Commitment after the Title Review Date (a “Title Commitment Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in the Survey and/or in the Title Commitment Update within five (5) business days after its receipt of the Survey or such Title Commitment Update, as the case may be (each, an “Update Review Period”), provided that Buyer may not object to any matter shown on the Survey unless it was not disclosed on the Existing Survey. Should Buyer fail to notify Seller in writing of its Objection to any matter in the Title Commitment or on the Survey prior to the Title Review Date, or to any matter first disclosed in a Title Commitment Update prior to the Update Review Period, as applicable, Buyer shall be deemed to have approved all such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

(c)                                  If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s

Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller other than the documents evidencing or securing the First Mortgage Loan, (and not tenants of the Property or other third parties), (ii) that are real estate tax liens, other than liens for taxes and assessments not yet delinquent, (iii) that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof, and (iv) that are mechanic’s liens encumbering any portion of the Property and for which Seller engaged the contractor or supplier claiming the lien, or any subcontractor working under a contractor engaged by Seller. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, other than the documents evidencing or securing the First Mortgage Loan, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.

(d)                                  If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller (i) within three (3) business days after (as applicable) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response in no event later than the Closing Date (as it may be extended hereunder), or (iii) prior to Closing, in the event Seller fails to cure at Closing any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e). If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.

(e)                                  At the Closing, Seller shall convey title to the Property to Buyer by limited warranty deed in the form of Exhibit C attached hereto (the “Deed”), but the deed warranties shall be subject to no exceptions other than:

(1)                                 Interests of tenants in possession under the Leases;

(2)                                 Matters created by, or with the written consent of, Buyer;

(3)                                 Non-delinquent liens for real estate taxes and assessments;

(4)                                 All existing laws and other governmental requirements;

(5)                                 Any monetary lien or encumbrance affecting all or any portion of a tenant’s leasehold interest;

(6)                                 The lien created by the First Mortgage Documents; and

(7)                                 Any exceptions disclosed by the Title Commitment and any Title Commitment Update which is approved or deemed approved by Buyer in accordance with this Article IV above, and any other exceptions to title disclosed by the public records or which would be disclosed by an inspection and/or survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 4.2                                   Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title and containing the following endorsements: Zoning Endorsement 3.1 (amended to include parking and loading dock coverage), owner’s comprehensive, access, survey (legal description equivalency), P.I.N., contiguity (if applicable), encroachment (if applicable), utility facility, subdivision, location, environmental lien and deletion of the arbitration and creditors’ rights provisions (the “Title Policy”).

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1                                   Minor Loss.

Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon, provided that: (a) the cost to repair any such damage or destruction does not exceed One Million Dollars ($1,000,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds have not been collected as of the Closing, then such proceeds shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or to repair or restore the Property, and Seller shall retain the rights to such proceeds to such extent.

Section 5.2                                   Major Loss.

If the cost to repair the damage or destruction as specified above exceeds One Million Dollars ($1,000,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or such damage or destruction causes any so called “national retailer” or Major Tenant to exercise any right to terminate the lease, or in the event of a condemnation or threatened condemnation, then Buyer or Seller may, at its option to be exercised within five (5) days of Seller’s notice (which notice shall include a copy of the estimate of cost to repair in accordance with Section 5.1(a)) of the occurrence of the damage or destruction or the commencement or threat of condemnation proceedings (but not later than the Closing Date), either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer or Seller elects to terminate this Agreement by delivering written notice thereof to the other, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If this Agreement is not so terminated, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1                                   Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Eastdil Secured (“Broker”). At Closing, Seller shall pay the commission due, if any, to Broker, which shall be paid pursuant to a separate agreement between Seller and Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party with whom such contact, dealings, or communication was made shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2                                   Expenses.

Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1                                   Buyer’s Approval of New Leases and Agreements Affecting the Property.

After the Effective Date and prior to the end of the Contingency Period, Seller shall have the right to lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property, provided before entering into a new lease or modifying or terminating an existing lease, or other agreement affecting the Property which will be binding on the Property after Closing, Seller shall notify Buyer of the terms thereof for Buyer’s review; provided however, that if any such notification is made within the last three (3) days of the Contingency Period, the Contingency Period shall be extended for three (3) days with respect to that notice and that notice only. After the Contingency Period and prior to the Closing, Seller shall continue to have the right to lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property, provided that if this Agreement has not been terminated, Seller shall not enter into any new Lease or other agreement affecting the Property, or modify or terminate any existing Lease or other agreement affecting the Property, which will be binding on the Property after Closing, except as permitted or required under any Lease and except for other agreements which are terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost to Seller, without first obtaining Buyer’s approval of the proposed action, which approval will not be unreasonably withheld, conditioned or delayed. In such case, Buyer shall specify in detail the reasons for its disapproval of any such proposed action. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within three (3) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval. Notwithstanding anything set forth herein to the contrary: (a) Buyer hereby approves the leasing transactions described in Schedule 3 attached hereto, and (b) Buyer agrees that Seller may execute leases with such prospective tenants on terms consistent with those described in Schedule 3 in all material respects. Any new Lease or other agreement or amendment shall be on Seller’s standard forms for such documents with such revisions negotiated by Seller in good faith and consistent with the economic terms approved by Buyer. Buyer agrees to cooperate with Seller in enabling Seller to complete any such proposed transaction requiring Buyer’s approval.

Section 7.2                                   Mortgage Assumption.

Closing shall be subject to approval by the holder of the First Mortgage Loan to the extent required by the documents for the First Mortgage Loan (a) of MB Minneapolis 8th Street, LLC (“MB Minneapolis”) the special purpose entity proposed by Buyer, to hold title to the Property; (b) the ownership by Inland American Real Estate Trust, Inc. or a sub-REIT thereof of the equity in MB Minneapolis; (c) the assumption by MB Minneapolis of the debt secured by the Mortgage, without recourse, except for the environmental indemnity, the exceptions to limited recourse provisions of the Note and the Mortgage, and the guaranty of Borrower’s recourse liability (the “Recourse Obligations”); (d) the guaranty by Inland American Real Estate Trust, Inc. or a sub-REIT, with a net worth of not less than Three Hundred Million Dollars ($300,000,000) of such Recourse Obligations; (e) the release of Seller and JBC Opportunity Fund II of their obligations under the Loan Documents for the First Mortgage Loan; and (f) an appropriate amendment of the Loan Documents for the First Mortgage Loan, as may be required to permit the public trading of shares of Inland American Real Estate Trust, Inc. and, if applicable, the transfer of shares of the sub-REIT guarantor. At Closing, said Mortgage shall be current and without default, and the existing impounds for taxes under the Mortgage shall be assigned to Buyer and appropriately credited to Seller at Closing. Buyer and Seller shall cooperate as reasonably requested, to obtain such approval on or prior to the Contingency Date. All documents evidencing such approval and assumption shall be subject to the reasonable approval of Seller and Buyer and their respective counsel.

Section 7.3                                   Tenant Improvement Costs, Leasing Commissions and Concessions.

With respect to any new Lease for currently vacant space fully executed on or after the Effective Date (the “Lease Cut-Off Date”) and approved or deemed approved or accepted by Buyer[, and with respect to any renewal or extension of any Lease, whether through the exercise of an option or otherwise], fully executed on or after the Lease Cut Off Date, all tenant improvement work, leasing commissions, legal fees or other expenses (collectively, “Leasing Costs”) payable with respect to such transactions shall be paid or reimbursed to Seller by Buyer at Closing. Buyer shall reimburse Seller at Closing (or thereafter if paid by Seller after Closing) for all such Leasing Costs incurred by Seller to the extent Buyer is obligated therefor pursuant to the provisions hereof. Pursuant to the Assignment of Leases, Buyer shall assume any then outstanding obligations with respect to Leasing Costs and all subsequent concessions after Closing. Seller shall be responsible for all Leasing Costs for all other Leases. The provisions of this Section 7.3 shall survive the Closing,

Section 7.4                                   Tenant and Vendor Notices.

At the Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant of the Property and signed notices to be given to each vendor under Service Contracts to be assumed by Buyer under Section 7.6 below. Notices to tenant shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer. Buyer shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Buyer’s receipt and responsibility for each tenant’s security deposit (to the extent delivered by Seller to Buyer at Closing), if any, if and only if required pursuant to the applicable provisions of applicable law. To the extent received from Seller, Buyer shall be responsible for all the tenants’ security deposits. Notices to vendors shall disclose that the Property has been sold to Buyer and that Buyer has assumed Seller’s obligations under each such Service Contract assumed by Purchaser. The forms of the notices shall be otherwise reasonably acceptable to the parties. Buyer covenants to deliver said notices to each tenant and vendor as soon as reasonably possible after Closing. This provision shall expressly survive Closing.

Section 7.5                                   Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures or repairs. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.6                                   Service Contracts.

Seller shall terminate any terminable Service Contract promptly after receiving written notice from Buyer requesting such termination; provided, however, that Buyer acknowledges and agrees that: (i) any such termination may be conditioned on the completion of the Closing; and (ii) any such termination shall be effective only after expiration of any notice or grace period specified in the provisions of the applicable Service Contract (which may not occur until after the Closing). Any and all Service Contracts not fully and effectively terminated as of Closing shall be assumed by Buyer at Closing as contemplated under subsection 8.3(a)(3) below. Buyer acknowledges that none of the equipment leases are terminable in connection with the transaction contemplated hereby and that certain other Service Contracts may not be terminable. Notwithstanding anything set forth herein to the contrary, all property management agreements and/or leasing agreements relating to the Property shall be terminated at Closing, Buyer shall have no obligations or liabilities with respect thereto (except as otherwise provided in Section 7.1 and Section 7.3) and Seller shall deliver to Buyer at Closing evidence of such termination. The agreements set forth in this Section 7.6 shall survive the Closing.

Section 7.7                                   Certain Employees.

Seller currently employs Cory Whitbeck and James Durda at the Property. Seller agrees not to terminate their services at the Property or relocate them prior to Closing and to allow Buyer to enter into negotiations to employ them subsequent to Closing. Seller agrees not to interfere with or obstruct such negotiations, and Seller will not “counter” any offers of employment that Buyer may make.

Section 7.8                                   Environmental Report.

Buyer shall be deemed to have accepted all matters described in any Environmental Report obtained by Buyer or delivered to Buyer by Seller provided this Agreement is not cancelled on or prior to the end of the Contingency Period. Buyer acknowledges that it has been informed that certain floors of the building require sprinklers and/or asbestos abatement and if this Agreement is not terminated prior to the end of the Contingency Period, all such conditions shall be deemed approved by Buyer.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1                                   Escrow Instructions.

Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions, including additional and supplementary instructions (the “Escrow Instructions”) as may be appropriate to enable the Title Company to comply with the terms of this Agreement.

Section 8.2                                   Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company (Nancy Castro) or as otherwise mutually agreed on August 17, 2006, and the Closing shall be completed and all funds disbursed before 11:00 a.m. local time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer.

Section 8.3                                   Deposit of Documents.

(a)                                  At or before the Closing, Seller shall deposit into escrow the following items:

(1)                                the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;

(2)                                 four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(3)                                 four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Leases, Service Contracts, and other documents and agreements affecting the Property (the “Assignment of Leases”);

(4)                                 an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(5)                                 a termination of Seller’s existing property management and leasing agreement with Buck Management Group (Minnesota) LLC and any other agreements providing for leasing commissions to Buck Management Group (Minnesota) which would otherwise be payable by Buyer, and a termination of Seller’s existing leasing agreement with Cambridge Commercial Realty, Inc.

(6)                                 a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized signatory thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 3.1 hereof to reflect any Exception Matters) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Buyer, constitute the non-fulfillment of the condition set forth in Section 3.1; if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(7)                                 an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(8)                                 an Audit Letter in the form of Exhibit J attached hereto;

(9)                                 a written undertaking to pay to Buyer the following (secured by an instrument or instruments reasonably acceptable to Buyer): (i) an income supplement of $225,000 per month for 24 months (total: $5,400,000); (ii) a capital improvement contribution of $50,000 per month for 48 months (total $2,400,000); and (iii) the payments under clauses (i) and (ii) above shall begin the first day of the month next following the Closing; and (b) Seller shall be responsible for all costs required to be paid as Landlord to place Schwebel Goetz and Dady & Garner into their respective spaces on the 51st Floor and LaSalle Bank into its space on the 35th Floor.

(10)                          deliver or make available at the Property the original Leases and Operating Agreements, to the extent in Seller’s possession (or to the extent identified by Buyer during the Contingency Period as copies, Seller shall certify such copies) and licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, which may be delivered by leaving same in the offices of the property manager; and

(11)                          with respect to any security deposits which are letters of credit, (i) deliver to Buyer such letters of credit, (ii) execute and deliver assignments thereof (if applicable) and such other instruments as the issuers of such letters of credit shall reasonably require to make Buyer the beneficiary of the letter of credit, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer, at Seller’s expense, and (iv) if any letter of credit is not assignable, agree that, until a new letter of credit is issued for the benefit of Buyer, at the request of Buyer, Seller shall draw on said letter of credit in the event of a default of the tenant and pay the amount of the draw to Buyer, so long as Buyer indemnifies Seller for any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations, of any kind or nature whatsoever (including attorneys fees and costs) arising out of or resulting from any such draw made by Seller at the request of Buyer;

(12)                          any documentation reasonably acceptable to Buyer, Seller and their respective counsel for the assumption of the First Mortgage Loan and the releases of liability provided above.

(b)                                  At or before Closing, Buyer shall deposit into escrow the following items:

(1)                                 immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2)                                 four (4) duly executed counterparts of the Bill of Sale;

(3)                                 four (4) duly executed counterparts of the Assignment of Leases; and

(4)                                 such assumption documents reasonably acceptable to Buyer, Seller and their respective counsel, as may be required for the assumption of the First Mortgage Loan and the releases of liability provided above.

(c)                                  Seller and Buyer shall each execute and deposit a closing statement, counterparts of an Assignment and Assumption of Seller’s right, title and interest in the REA, and such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d)                                  On the Closing Date, to the extent Seller has not delivered or made available original Leases, Seller shall deliver copies of such Leases together with an affidavit from Seller as to such copies being true and complete copies of the applicable Lease(s), copies of the tenant correspondence files (for the period of Seller’s ownership of the Property only), and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.l(b) or (e) above, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

Section 8.4                                   Estoppel Certificates.

(a)                                  Seller shall use commercially reasonable efforts to obtain estoppel certificates from each tenant of the Property substantially (1) in the form attached hereto as

Exhibit F or (2) if a tenant’s lease requires a different form, in the form required by the tenant’s lease, or (3) with respect to any so-called “national retailer,” “credit tenant” or other Major Tenant, in the form customarily provided by such retailer or other tenant, or as otherwise provided in this paragraph below. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that on or before the Closing, Buyer receives an estoppel certificate substantially in one of such forms from (i) the tenants under the Parking Lease and the Rooftop Lease, (ii) all of the Major Tenants (defined as any tenant occupying over twenty thousand (20,000) square feet of the Property, specifically excluding, however, the tenants under the Parking Lease and the Rooftop Lease), and (iii) tenants (including Major Tenants, Parking Tenants and Rooftop Tenants) occupying, in the aggregate, at least seventy five percent (75%) of the area of the Property (excluding the parking garage) actually rented to all tenants (the “Estoppel Threshold”). All estoppel certificates shall be dated no more than forty-five (45) days prior to the originally scheduled Closing Date. An estoppel certificate, even though not in one of the required estoppel forms, will be deemed reasonably acceptable to Buyer if it contains the following information: confirming rent, security deposit, and termination date; the date through which rent is paid; that no rent has been paid more than one month in advance; that the Lease is in full force and effect and that a true and correct copy of the Lease with all amendments and modifications is attached or referenced; and that all work to be performed by landlord has been performed and that the tenant has no knowledge of any landlord default.

(b)                                  Seller shall use commercially reasonable efforts to obtain an estoppel certificate from the Hotel Owner (the “REA Estoppel”) certifying that (i) the REA has not been amended (except as otherwise disclosed in such certificate), (ii) the REA is in full force and effect, and (iii) to its knowledge, no party to the REA is in default thereunder. The REA Estoppel, in the form of Exhibit G attached hereto, shall be acceptable to Buyer.

(c)                                  If Seller is unable to obtain and deliver sufficient tenant estoppel certificates as required under Section 8.4(a) and the REA Estoppel under Section 8.4(b), or if the certificates received contain material adverse information or omissions of which Buyer was not aware prior to the end of the Contingency Period and which are unacceptable to Buyer in its reasonable discretion and Buyer objects thereto by written notice to Seller within ten (10) business days after receipt by Buyer of the objectionable estoppel, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, and Seller may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Seller still will not be in default by reason thereof, but Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 below. If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.

Section 8.5                                   Prorations.

(a)                                  Rents, including, without limitation, percentage rents, if any, and any additional charges and expenses payable by tenants under Leases (including, without limitation, the Rooftop Lease and the Parking Lease), all as and when actually collected, real property taxes and assessments due and payable in the year in which the closing occurs (without regard to the date levied, assessed or accrued and without regard to any fiscal year; and real property taxes, and assessments for annual taxes (but not special assessments) shall be prorated based upon 110% of the most recent ascertainable bill and promptly reprorated upon receipt of an actual bill); water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); common area maintenance charges and amounts payable to the Hotel Owner or received from the Hotel Owner under the REA and other recorded documents; vending machine and paper recycling income, the current payment of the Nicollet Mall Special Assessment; and any other income and expenses of the operation and maintenance of the Property (including, without limitation, expenses prepaid by Seller with respect to which Seller shall receive a credit at Closing in the amount of the prepaid portion thereof), shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a three hundred sixty-five (365) day year; provided, however, that any real estate taxes, including the current payments of the Nicollet Mall Special Assessment, payable directly by tenants to the governing taxing authorities or reimbursable by tenants after Closing shall not be prorated. Buyer shall reimburse Seller for the tenant improvement costs, leasing commissions, legal fees and other expenses, and free rent and other concessions, as provided in Section 7.3.

All rents and other sums collected after the Closing shall be applied and paid as provided in this Section 8.5(a). Any payment received after Closing shall be deemed a payment due after the Closing until the tenant or other payor is current in its post-Closing obligations, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing. Buyer shall use reasonable efforts to collect such rents and other sums owing to Seller. Seller retains the right to collect any such rents and other sums from tenants and other payors after Closing; provided, however, that Seller shall have no right to evict any tenant or to exercise any other landlord-tenant remedy other than to sue for collection. Without intending to limit the generality of the foregoing, Buyer and Seller acknowledge and agree that certain rental payments by the tenants under the Parking Lease and Rooftop Lease are collected monthly in arrears and, upon receipt of such payments after Closing, such sums shall be applied toward the period to which they properly pertain, and shall be prorated between Seller and Buyer, with the party receiving same promptly paying to the other party such other party’s share thereof.

Reconciliations of taxes, insurance charges and other expenses owed by tenants under Leases for the calendar year in which the Closing occurs shall be prepared by Buyer with the cooperation of Seller within ninety (90) days following the end of such year in accordance with the requirements set forth in the Leases and as provided in this Section 8.5(a). For those Leases in which tenants pay a proportionate share of taxes (including the current payments of the Nicollet Mall Special Assessment), insurance charges or other expenses over a base year amount or expense stop, the proration between the parties of the income received from tenants over such base year amount or expense stop shall be calculated based on the total amount of such expenses for the Property incurred by both Seller and Buyer for the entire calendar year, rather than on the amount of such expenses actually incurred by each party for such year, in order to enable the parties to determine if the base year amount or expense stop for such year is exceeded. Such income as so calculated shall be prorated between the parties based on the number of days each party owned the Property during such year and otherwise in accordance with this Section 8.5(a).

By way of illustration but without limiting the foregoing, if: (i) the Closing was to occur on June 1, 2006, (ii) during Seller’s period of ownership of the Property during the year 2006 (151 days), Seller incurred expenses of $450,000, (iii) during Buyer’s period of ownership of the Property during the year 2006 (214 days), Buyer incurred expenses of $500,000, (iv) total expenses for such year recovered from tenants under Leases is $400,000 (e.g., $950,000 total expenses minus a total base year amount of $550,000), then Seller would be entitled to $165,479.45 of such income ($400,000/365 days = $1,095.89 per diem multiplied by 151 days) and Buyer would be entitled to $234,520.55 of such income ($1,095.89 per diem multiplied by 214 days), regardless of the actual amount of expenses actually incurred by each party (which would have instead resulted in Seller receiving $189,473.68 of such income and Buyer receiving $210,526.32 of such income). For Leases which do not have a base year amount or expense stop, the proration between the parties of income received from tenants from reconciliations of expenses under the Leases shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property, and otherwise in accordance with this Section 8.5(a). In addition to the foregoing, on or before the end of the ninety (90) day period described in this paragraph above, Buyer also shall prepare with the cooperation of Seller all other annual reconciliations required in connection with the Property including, without limitation, annual reconciliations under the Parking Lease, Rooftop Lease and REA, as required thereby, and the parties shall reprorate the amounts payable thereunder (a) with respect to the REA, in the same manner as the reproration of rent under the Leases, based on the expenses actually incurred by Seller and Buyer under the REA for such year and each party’s respective period of ownership of the Property, and (b) with respect to the Parking Lease and the Rooftop Lease, based on the actual gross revenue of the tenants collected by the tenants during the Seller’s and Buyer’s respective periods of Ownership of the Property.

Buyer shall promptly reimburse Seller for Seller’s prorated share of all expenses that are prepaid by Seller before Closing for which Buyer receives reimbursement from a third party after Closing. As an example (and without limitation), Seller incurs obligations each month and then bills the Hotel Owner for the Hotel Owner’s share; the Hotel Owner then reimburses Seller. In the event Buyer receives payment(s) from the Hotel Owner after Closing attributable to expenses incurred and paid by Seller prior to Closing, Buyer shall promptly forward to Seller such amounts received from the Hotel Owner.

The amount of any cash security deposits held by Seller under Leases (plus any interest thereon accrued prior to the date of Closing, if required by law or contract) shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits). Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property to the extent such deposits are assignable to Buyer and are so assigned or credited to Buyer at Closing. Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing. As soon as reasonably practicable after Closing, Seller shall transfer to Buyer all non-cash security deposits and deliver to Buyer all necessary consents to such transfers. Between the date of Closing and until such transfer takes place, Seller agrees to hold any such non-cash security deposit in trust for the benefit of Buyer.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges that are paid in arrears or are otherwise not yet ascertainable or payable as of the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the rate of ten percent (10%) per annum. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants and other payors from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

Any tax refund received by Buyer or Seller after Closing (net of third party costs incurred in obtaining such refund) shall be paid to the party(ies) who previously paid or were responsible for such taxes, whether it be Seller, Buyer, or tenants under the Leases, and shall be prorated appropriately.

(b)                                  The cost of the Title Policy shall be split equally between Buyer and Seller. Payment of all transfer taxes payable in connection with recording the deed shall be split equally between Buyer and Seller; Buyer shall pay all other recording fees. Any closing escrow fees and other closing charges of the Title Company for the sale transactions shall be split equally between Seller and Buyer. Seller shall be solely responsible for any and all costs and expenses pertaining to the assumption of the First Mortgage Loan including, without limitation, loan title policies, lender’s legal fees, lender’s escrow and closing fees and all intangibles and mortgage taxes. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing. At Closing, Seller shall reimburse Buyer for the cost of a Phase I environmental report in an amount not to exceed $3,000.00.

(c)                                  The total annual percentage rent payable under each Lease for the lease year in which the Closing occurs shall be prorated between Seller and Buyer based solely on the respective number of days of ownership of the Property by Seller and Buyer during such year, regardless of what portion of sales occur during the different parts of such year. At Closing, the parties shall estimate the total percentage rent payable under each Lease for the applicable lease year based on the percentage rent paid under such Lease for the prior year, and Seller shall receive a credit at Closing for its prorata share thereof. Once the final amount of percentage rent is determined, the parties shall reprorate, and the party owing the other shall promptly remit the amount owed no later than fifteen (15) days after the reproration is determined.

(d)                                  The provisions of this Section 8.5 shall survive the Closing.

(e)                                  The obligations of Buyer under this Agreement are subject to satisfaction or written waiver of Buyer of each of the following conditions or requirements on or before Closing:

(1)                                 Seller shall have delivered all documents required to be delivered at Closing under Article VIII;

(2)                                 Buyer shall not have terminated this Agreement pursuant to Section 3.2, Section 4.1(c), Article VI or Section 8.4(c);

(3)                                 The Title Policy shall have been issued and marked down to Closing, subject only to Conditions of Title in a so-called “New York” style closing;

(4)                                 Purchaser shall have received the REA Estoppel; and

(5)                                 The Lender under the First Mortgage Loan shall have approved, in writing, to the extent consent is required, the assumption of the First Mortgage Loan, pursuant to documents reasonably acceptable to Seller, Buyer and their respective counsel, provided Buyer has performed all of its obligations hereunder with respect thereto.

In the event that all of the foregoing provisions of this Section 8.5(e) are not satisfied in all material respects unless otherwise waiver by Buyer, and Seller does not request an adjournment of the Closing to comply such adjournment not to exceed ten (10) days, and Buyer elects in writing to terminate this Agreement, then the Deposit shall be promptly delivered to Buyer by Title Company and, upon receipt thereof by Buyer, neither party shall have any further claim against the other by reason of this Agreement, except as otherwise specifically provided herein.

Section 8.6                                   Assumed Tenant Payment.

Buyer shall pay when due the refurbishment allowance in the amount of $651,276 when due in January 2010 pursuant to the Lease to Lindquist and Vennum.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                   Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, or (d) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Seller:	80 South Eighth, L.L.C.
One North Wacker, Suite 2400
Chicago, Illinois 60606
Attention: Paul C. Heinen
Fax No.: (312) 993-0857

with a copy to:	Pedersen & Houpt
161 North Clark Street, Suite 3100
Chicago, Illinois 60601-3242

Attention: Thomas J. Kelly, Esq.
Fax No.: (312) 261-1103

with a copy to:	McMorgan Company
One Bush Street, Suite 800
San Francisco, California 94104
Attention: Brian Seaman
Fax No.: (415) 616-9399

To Buyer:	G. Joseph Cosenza
Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Fax No.: (630) 218-4935

with a copy to:	Dennis K. Holland
The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Fax No.: (630) 218-4900

or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) three (3) business days after mailing if sent by certified mail, postage prepaid, return receipt requested; (c) one (1) business day after being sent by a commercial overnight courier; or (d) on the date of transmission, if sent by facsimile with confirmation of receipt. Any notice send by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2                                   Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3                                   Entry and Indemnity.

In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any intrusive on-site testing, including but not limited to any borings, drillings or samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s sole discretion, any proposed intrusive testing within two (2) business days after receipt of such notice. If Seller fails to respond within such two (2) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any tenant interview or any testing, inspection, or due diligence review performed with respect to the Property. Upon the request of Seller, if the transaction contemplated hereby is terminated or does not close, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority or any tenant without first obtaining the prior written consent of Seller, which shall not be unreasonably withheld or delayed, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority or tenant and present at any meeting by Buyer with a governmental authority or tenant. Notwithstanding the foregoing, Buyer is permitted to contact appropriate governmental authorities to verify the zoning of the Property and the absence of building code violations. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a preexisting condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition, and in such event Buyer’s liability shall be limited to the extent of such exacerbation. The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4                                   Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the Closing Date or any other date described in this Agreement by which one party hereto must give notice to the other party hereto or must fulfill an obligation is a Saturday, Sunday or a day observed by the Federal government or by the State of Illinois government as a legal holiday, then such Closing Date or such other date shall be automatically extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

Section 9.5                                   Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6                                   Assignment.

Buyer may not assign its rights under this Agreement or direct a nominee to receive title other than to MB Minneapolis, a special purpose entity owned by Buyer or a REIT sponsored by an affiliate of Buyer which MB Minneapolis will comply with the requirements of a Borrower under the First Mortgage Loan and provided the Recourse Obligations are guaranteed by Inland American Real Estate Trust, Inc., or a sub-REIT thereof with a net worth in excess of Three Hundred Million Dollars ($300,000,000), sponsored by an affiliate of Buyer; provided such assignment does not adversely affect the approval of the assumption of the Mortgage and the representations under Section 3.1 (a) as applied to the assignee are true and correct, without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Buyer shall identify the guarantor not less than fifteen (15) days prior to the expiration of the Contingency Period. Under no circumstances shall Buyer have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisor, create or otherwise cause a “prohibited transaction” under ERISA. In the event Buyer assigns this Agreement or transfers any ownership interest in Buyer, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to pursue any remedy available at law or in equity as a result of such assignment or transfer. Any transfer, directly or indirectly, of a controlling interest in the beneficial ownership interests in Buyer without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Buyer under this Agreement.

If this Agreement is assigned as permitted hereunder or otherwise with Seller’s consent, Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. In no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not truthfully make all of the representations and warranties contained in Section 3.6 above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representations and warranties as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7                                   Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8                                   Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota.

Section 9.9                                   Confidentiality and Return of Documents.

Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, and potential lenders to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. If Buyer acquires the Property from Seller, Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder.

Section 9.10                            Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11                            Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12                            Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13                            No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14                            Offer to Enter into a Legally Binding Contract.

This Agreement, when duly executed by all of the parties hereto, shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. The date on which both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission) shall be the “Effective Date”.

Section 9.15                            Intentionally Deleted.

Section 9.16                            No Partnership.

The relationship of the parties hereto is solely that of seller and buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.17                            No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties. Without limiting the generality of the foregoing, the parties hereto expressly acknowledge and agree that none of Seller’s representations, warranties, or covenants herein may be relied on by the Title Company, whether by subrogation or otherwise.

Section 9.18                            Buyer’s Cooperation.

Buyer shall cooperate with Seller for a period of seven (7) years after Closing in case of Seller’s need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing.

Section 9.19                            Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, any Seller estoppel, and the Assignment of Leases (collectively, the “Other Documents”, shall under no circumstances whatsoever, except as provided below, exceed Two Million, Five Hundred Thousand Dollars ($2,500,000), provided that such limitation shall not be applicable to Seller’s intentional or willful misrepresentation or Seller’s fraud.

Section 9.20                            Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.21                            Survival of Article IX.

The provisions of this Article IX shall survive the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Buyer:	Inland Real Estate Acquisitions, Inc.
an Illinois corporation

	By:	/s/ [ILLEGIBLE]
	Its:	President

Seller:	80 SOUTH EIGHTH, L.L.C.,
a Delaware limited liability company

	By:	JBC OPPORTUNITY FUND II, L.P., a Delaware limited partnership,

	Its:	Managing Member

		By:	Buck Investors II, L.L.C., a
Delaware limited liability company
		Its:	General Partner

			By:	/s/ Charles R. Beaver
			Name:	Charles R. Beaver
			Its:	Authorized Person

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS FIRST AMENDMENT, dated as of July 24, 2006 is between 80 South Eighth, L.L.C., a Delaware limited liability company (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Buyer”).

RECITALS

A.                                   Buyer and Seller have entered into a certain Agreement of Purchase and Sale dated June 29, 2006 (the “Purchase Agreement”) providing for the purchase and sale of the IDS Center (all as more particularly described in the Purchase Agreement).

B.                                     Buyer and Seller desire to amend certain terms and provisions of the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Contingency Period. Section 2.2 of the Purchase Agreement is hereby amended by changing the words set forth in the first sentence thereof from “5:00 p.m. (Central Time) on July 25, 2006” to “12:00 p.m. (Central Time) on July 28, 2006”.

2.                                       Conflicts. In the event of a conflict between the terms and conditions of this first amendment on the terms and conditions of the Purchase Agreement, the terms and conditions of this First Amendment shall control and prevail. In all other respects, the terms and conditions of the Purchase Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

[Signatures Appear on Next Page]

Buyer:	Inland Real Estate Acquisition, Inc., an Illinois corporation

BY:
Its:

Seller:	80 South Eighth, L.L.C.,
a Delaware limited liability company

BY:	JBC Opportunity Fund II, L.L.P.,
a Delaware limited liability partnership,
its managing member

By:	Buck Investors II, L.L.C.,
a Delaware limited liability
Company, its general partner:

By:	/s/ Paul C. Heinen
Name:	Paul C. Heinen
	Its:	Authorized Signatory

SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS SECOND AMENDMENT, dated as of July 27, 2006 is between 80 South Eighth, L.L.C., a Delaware limited liability company (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Buyer”).

R E C I T A L S:

WHEREAS, Buyer and Seller have entered into a certain Agreement of Purchase and Sale dated June 29, 2006, as amended by a First Amendment dated July 24, 2006 (collectively, the “Purchase Agreement”) providing for the purchase and sale of the IDS Center (all as more particularly described in the Purchase Agreement); and

WHEREAS, Buyer and Seller desire to amend certain terms and provisions of the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Section 1.2.  The Purchase Price is reduced from Two Hundred Eighty Seven Million, Five Hundred Thousand Dollars ($287,500,000) to Two Hundred Seventy-Seven Million, Nine Hundred Thirty-Two Thousand Dollars ($277,932,000).

2.                                       Section 2.2.  Buyer waives its rights to terminate the Purchase Agreement pursuant to Section 2.2, and the Contingency Period shall be deemed to have expired.

3.                                       Section 4.1.

(a)                                  Buyer approves the Survey heretofore delivered, and waives any rights to object with respect to the Survey.

(b)                                 Buyer approves Seller’s Response with respect to matters of title and waives any right to object thereto.

4.                                       Section 8.3.  Subsections 8.3(a)(9) is hereby deleted in its entirety and replaced with the following;

“(9)                            A written undertaking of Seller to be responsible for all costs required to be paid as Landlord to place Schwebel Goetz and Dady & Garner into their respective spaces on the 51st Floor and LaSalle Bank into its space on the 35th Floor.”

5.                                       Conflicts.  In the event of a conflict between the terms and conditions of this Second Amendment and the terms and conditions of the Purchase Agreement, the terms and conditions of this Second Amendment shall control and prevail. In all other respects, the terms and conditions of the Purchase Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

Buyer:

INLAND REAL ESTATE ACQUISITION, INC., an Illinois
corporation

By:	[ILLEGIBLE]
Its:	President

Seller:

80 SOUTH EIGHTH, L.L.C., a Delaware limited
liability company

By:	JBC Opportunity Fund II, L.L.P., a
Delaware limited liability partnership, its
managing member

	By:	Buck Investors II, L.L.C., a
a Delaware limited liability company,
its general partner:

		By:	/s/ Paul C. Heinen
		Name:	Paul C. Heinen
		Its:	Authorized Signatory

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